Exhibit 10.6

Advisory Services Agreement dated as of December 24, 2003 (this “Agreement”), among (i) Atlantic Express Transportation Group Inc. and Atlantic Express Transportation Corp., each a New York corporation (together, the “Company”), and (ii) GSCP, Inc. (“GSCP”) ( “Advisor”).

Witnesseth:

Whereas, the Company desires to receive advisory services from the Advisor, and the Advisor desires to provide such services to the Company and subsidiaries of the Company.

Whereas, the First Amended Joint Plan of Reorganization of Atlantic Express and its debtor subsidiaries, dated July 21, 2003, filed in those certain Chapter 11 cases identified as Case No. 02-42560 (PCB) and confirmed on September 5, 2003  by order of the United States Bankruptcy Court for the Southern District of New York (the “Plan”), contemplates that the Company shall pay to the Advisor an aggregate annual fee of $500,000 for such services.

Now, therefore, in consideration of the premises and the respective agreements hereinafter set forth and the mutual benefits to be derived here from, the parties hereto hereby agree as follows:

1.                                       Engagement. The Company hereby engages the Advisor to provide advisory services to the Company, all on the terms and subject to the conditions set forth below.

2.                                       Services.

(a)                                  The Advisor hereby agrees, during the term of this Agreement, to advise and consult with the Board of Directors and management of the Company and subsidiaries of the Company in such manner and on such business, operational and financial matters, and provide such other advisory services, as may be reasonably requested from time to time by the Board of Directors of the Company, including but not limited to advisory services with respect to:

(i)                                     the raising of additional debt and equity capital from time to time for the Company and subsidiaries of the Company;

(ii)                                  establishing and maintaining banking, consulting, advising and other business relationships for the Company and subsidiaries of the Company;

(iii)                               developing and implementing corporate and business strategy and planning for the Company and subsidiaries of the Company, including plans and programs for improving operating, marketing and financial performance, budgeting of future corporate investments, acquisition and divestiture strategies, and reorganizational programs; and

(iv)                              providing such other consulting and advisory services as the Company may reasonably request.

(b)                                 The Company will furnish from time to time to the Advisor with such information as the Advisor reasonably believes appropriate to their engagement hereunder (all such information so furnished being referred to herein as the “Information”). The Company recognizes and confirms that: (i) the Advisor will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services to be performed hereunder; and (ii) the Advisor does not assume responsibility for the accuracy or completeness of the Information and such other information.

3.                                       Fee. In consideration of providing the foregoing services, the Company will pay in cash to the Advisor an annual fee of $500,000 (payable quarterly in advance) (the “Advisory Fee”); provided, such payment shall accrue, with interest at the annual rate of interest paid from time to time by the Company or its subsidiaries, as applicable, under the Credit Agreement, dated December   , 2003 entered into among the Company, Atlantic Express Transportation Corp., Congress Financial Corporation and the other parties thereto as amended and in effect from time to time, including without limitation any refinancing or replacement thereof (the “Senior Credit Facility”) (or if there be no Senior Credit Facility, the highest rate that would have been payable from time to time under the most recent Senior Credit Facility), to the extent that the current cash payment of the Advisory Fee, or the distribution to the Company by subsidiaries of the Company of funds necessary to enable the Company pay the Advisory Fee, is not allowed under the Senior Credit Facility.

4.                                       Payment of Expenses. The Company will also reimburse the Advisor promptly for the Advisor’s reasonable out-of-pocket costs and expenses incurred by the Advisor or its employees, agents or advisors or “Affiliates” (as defined pursuant to rules promulgated from time to time under the Securities Act of 1933, as amended (the “Securities Act”)) in connection with the performance of the Advisor’s services requested hereunder by the Company, including but not limited to any reasonable fees and expenses of any legal, accounting or other professional advisors to the Advisor engaged in connection with the services being provided hereunder (collectively, “Expenses”).

5.                                       Term, etc.

(a)                                  This Agreement shall terminate upon Advisor and its Affiliates (which, for purposes of this Agreement, shall include without limitation any fund managed by GSCP or its Affiliates (including without limitation GSCP II Holdings (AE), LLC, GSC Recovery II, L.P. and GSC Partners CDO Fund, Limited)) ceasing to own of record (or by designated nominees) any shares of the Common Stock issued to them initially pursuant to the Plan.

(b)                                 Upon any termination of this Agreement, any accrued and unpaid installment of the fees hereunder or portion thereof (pro-rated, with respect to the month in which such termination occurs, for the portion of such month that precedes such termination), and any unpaid and unreimbursed Expenses that shall have been incurred prior to such termination (whether or not such Expenses shall then have become payable), shall be immediately paid or reimbursed, as the case may be, by the Company.

6.                                       Indemnification. The Company agrees to indemnify, defend, hold harmless and reimburse the Advisors and its Affiliates and their respective directors, officers, partners, members, employees, agents, advisors, representatives and “controlling persons” (within the meaning of the Securities Act) (each, an “Indemnitee” from and against any and all claims, obligations, liabilities, causes of action, action, suits, proceedings, investigations, judgments, assessments, decrees, losses, damages, reasonable fees, costs and expenses (including interest, penalties, and reasonable fees and disbursements of attorneys, accountants, investments bankers and other professional advisors, (in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time (“Obligations”) in any way resulting from, arising out of or in connection with, based upon or relating to the performance by the Advisor of services under this Agreement, except to the extent that any such Obligation of any Indemnitee is found in a final judgment by a court of competent jurisdiction to have resulted from the gross negligence or intentional misconduct of such Indemnitee or its directors, officers, partners, members, employees, agents, advisors, representatives or controlling persons and, in each case, acting in such capacity (with respect to any indemnitee, its “Related Persons”), including any and all fees, costs and expenses (including reasonable fees and disbursements of attorneys) incurred by or on behalf of any Indemnitee in asserting, exercising or enforcing any of its rights, powers, privileges or remedies in respect of this Agreement.

7.                                       Independent Contractor Status. The parties agree that the Advisor shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither the Advisor nor any of its employees or agents shall, solely by virtue of this Agreement or the arrangements hereunder, be considered employees or agents of the Company nor shall any of them have authority to contract in the name of the Company, except as expressly agreed to in writing by the Company.

8.                                       Taxes.  The Advisor shall assume sole responsibility for the payment of all income or other taxes, including self-employment taxes, resulting from the Advisory Fees or any other fees or expenses paid pursuant to this Agreement. The Advisors shall indemnify and hold the Company and its affiliates harmless, from and against any and all taxes, interest, and/or penalties incurred by the Company or its affiliates attributable to taxes, interests, and/or penalties, that the Advisors are responsible for under this Section 8.

9.                                       Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly give if (i) delivered personally, (ii) mailed, certified or registered mail with postage pre-paid, (iii) sent by next day or overnight mail or delivery or (iv) sent by telecopy or telegram, as follows:

If to the Company, to:

Atlantic Express Transportation Group Inc.
7 North Street
Staten Island, NY 10302
Fax: 718-442-5105
Telephone: 718-442-7000
Attention: Chairman of the Board of Directors

If to the Advisor, to:

c/o GSC Partners
12 East 49th Street, Suite 3200
New York, New York 10017
Attention: Sanjay H. Patel
Telephone:	212.884.6200
Facsimile:	212.884.6184

or to such other person or address as such party shall furnish to the other parties in writing. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery, on the day after such delivery, (ii) if by certified or registered mail, on the fifth business day after the mailing thereof, (iii) if by next-day or overnight mail delivery, on the day delivered, or (iv) if by telecopy or telegram, on the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

10.                                 Entire Agreement. This Agreement contains the complete and entire understanding and agreement of each party hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, in respect of the subject matter hereof.

11.                                 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

12.                                 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

13.                                 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns, provided that no party hereto may assign any of its rights or obligations under this Agreement without the express written consent of each other party hereto. By operation of merger, this Agreement shall be binding upon and inure to the benefit of the surviving entity of a merger. This Agreement is not intended to confer any right or remedy hereunder upon any person other than the parties to this Agreement and their respective successors and permitted assigns.

14.                                 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by laws of the State of New York, regardless of the laws that might be applied under principles of conflicts of laws. In the event of any dispute over the subject matter of this Agreement, the parties agree to bring suit in the appropriate federal and state courts located in the borough of Manhattan in the State of New York, and waive any objection that any such court is an inconvenient forum. Each party hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

15.                                 Amendment; Waivers. No amendment, modification, supplement or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, supplement, discharge or waiver is sought, and acknowledged by the other party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity or otherwise.

16.                                 Joint and Several Obligations of the Company. The obligations of Atlantic Express Transportation Group Inc. and Atlantic Express Transportation Corp. hereunder shall be joint and several.

[Signature page follows.]

In witness whereof, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Company:

Atlantic Express Transportation Group Inc.

By:	/s/ DOMENIC GATTO
Print name:	Domenic Gatto
Print title:	President, CEO

Advisor:

GSCP, Inc.

By:	/s/ SANJAY H. PATEL
Print name:	Sanjay H. Patel
Print title:

Advisory Services Agreement